Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Richard E. Davis
Chief Financial Officer
NMT Medical, Inc.
(617) 737-0930
red@nmtmedical.com

NMT MEDICAL ANNOUNCES THIRD-QUARTER

2004 FINANCIAL RESULTS

BOSTON, Mass., November 10, 2004 – NMT Medical, Inc. (NASDAQ: NMTI), a leader in designing, developing and marketing minimally invasive solutions for the treatment of cardiac sources of stroke and other potential brain attacks, today announced financial results for the third quarter ended September 30, 2004.

Third-Quarter Results

Total revenues for the three months ended September 30, 2004 were approximately $5.0 million compared with approximately $5.9 million for the quarter ended September 30, 2003. Third-quarter 2004 revenues included approximately $1.1 million of net royalties, compared with approximately $499,000 for the comparable period of 2003. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the third quarter of 2004 decreased to approximately $3.9 million compared with approximately $5.3 million for the third quarter of 2003. The decrease in implant sales was the result of a $1.4 million decrease in North American implant sales to approximately $3.2 million in the third quarter of 2004.

Net loss for the third quarter of 2004 was $410,000, or $0.03 per share. This compares with a net loss of $1.2 million, or $0.10 per share, for the third quarter of 2003. Net loss for the third quarter of 2003 primarily resulted from approximately $1.2 million of costs associated with the settlement of an arbitration claim.

Comments on the Third Quarter

“As previously reported, the U.S. Food and Drug Administration’s enforcement of stricter end-user adherence to HDE guidelines, specifically related to off-label procedures, has negatively impacted septal repair implant sales,” said John E. Ahern, NMT’s President and Chief Executive Officer. “The FDA’s position on HDE off-label use was reiterated at last month’s Health and Human Services Town Hall session at the TCT (Transcatheter Cardiovascular Therapeutics) meeting in Washington, DC. At that session, FDA officials also indicated that, notwithstanding slow enrollment in the ongoing PFO/stroke clinical studies, randomized trials were still a requirement for obtaining pre-market approval (PMA) for that indication.”

Ahern added, “Obtaining a PMA for a PFO closure indication remains a priority for the Company. During the third quarter, we made progress in patient enrollment within our CLOSURE I clinical trial. We have also initiated discussions with the FDA in an effort to identify and implement additional programs to stimulate enrollment. In addition, as recently announced, we received approval for our PFO/migraine study in Europe.”

Vice President and Chief Financial Officer Richard E. Davis said, “We continued to manage expenses within our commercial business, particularly in North America, even as we ramped up our clinical trial initiatives. As a result, NMT ended the third quarter with approximately $35.5 million in cash and marketable securities compared with approximately $35.9 million at the end of the second quarter.”

Migraine Opportunity

Recent medical literature suggests that a PFO may be a contributing factor in certain migraine headaches. NMT is taking a lead role in researching this potential connection. The Company recently was granted approval to initiate its planned migraine pilot study, named MIST (Migraine Intervention with STARFlex® Technology), which is designed to evaluate the effectiveness of transcatheter closure of a PFO as a treatment and prevention option for some migraine headaches.

“Our goal with the MIST trial - the first prospective, randomized, controlled study in this area – is to demonstrate clinical relevance between PFO and migraines,” said Ahern. “If MIST is successful, we will have taken a critical first step in finding a potential cure for certain migraines. With 28 million migraine sufferers in the United States alone, we currently estimate the PFO/migraine market as a potential multi-billion dollar opportunity.”

MIST is a double-blinded study randomizing migraine patients with PFOs to either PFO closure with the STARFlex® implant or a control arm. The Company currently expects enrollment to be completed during 2005. Study patients will be followed for six months. Total cost for the study is currently estimated to be in the range of $3.0 million to $4.0 million.

Year-To-Date Results

Total revenues for the nine months ended September 30, 2004 were approximately $16.4 million compared with approximately $16.3 million for the same period in 2003. Revenues for the first nine months of 2004 included approximately $3.0 million of net royalties compared with approximately $745,000 for the comparable period of 2003. Worldwide CardioSEAL® and STARFlex® cardiac septal repair implant sales for the first nine months of 2004 decreased to approximately $13.3 million from approximately $15.5 million for the comparable period of 2003. The decrease in implant sales was the result of an approximately $2.3 million decline in North American implant sales, from approximately $13.1 million in the first nine months of 2003, offset by a $200,000 increase in European implant sales, from $2.4 million for the comparable nine-month period in 2003.

Net loss for the nine-month period ended September 30, 2004 was $766,000, or $0.06 per share, compared to a net loss of $1.5 million, or $0.13 per share, for the comparable period last year. Net loss for the first nine months of 2003 included approximately $1.2 million of costs associated with the settlement of an arbitration claim.

Business Outlook

“We currently anticipate that total revenues for the full year 2004 will decrease approximately 6% compared to 2003,” Davis said. “In light of the ongoing effect of FDA enforcement restricting off-label usage, we now expect worldwide cardiac septal repair implant sales for the full year 2004 to decrease by approximately 20-25% compared to the full year 2003.”

“NMT will continue to invest in its clinical efforts in the quarters ahead. We will be focused on commencing the enrollment phase of MIST, increasing CLOSURE I clinical trial enrollment and initiating human studies of BioSTAR™ – our next-generation implant technology. Based on our year-to-date performance and the anticipated level of clinical activity, we now expect to end 2004 with more than $32 million in cash, cash equivalents and marketable securities. Looking ahead, we continue to believe that our aggregate cash, cash equivalents and marketable securities will be sufficient to meet all of our working capital, financing and capital expenditure requirements through at least the completion of MIST, the completion of CLOSURE I and submissions to the FDA,” Davis concluded.

Conference Call Reminder

Management will conduct a conference call at 11 a.m. ET today to review the Company’s financial results, provide a clinical trial update and discuss its outlook. The conference call will be broadcast live over the Internet. Individuals who are interested in listening to the webcast should log onto the “Investor Relations” section of NMT Medical’s website at www.nmtmedical.com. The conference call also may be accessed by dialing (913) 981-5532 or (800) 289-0518 prior to the start of the call. For interested individuals unable to join the live conference call, a replay will be available through midnight ET on November 16, 2004, and may be accessed by dialing (719) 457-0820 or (888) 203-1112 (Passcode: 805300) or by visiting the Company’s website.

About NMT Medical, Inc.

NMT Medical designs, develops and markets proprietary implant technologies that allow interventional cardiologists to treat cardiac sources of stroke and other potential brain attacks through minimally invasive, catheter-based procedures. NMT Medical is investigating the potential connection between a common cardiac defect called a patent foramen ovale (PFO) and brain attacks such as stroke, transient ischemic attacks (TIA’s) and migraine headaches. A PFO can allow venous blood, unfiltered by the lungs, to enter the arterial circulation of the brain possibly triggering a cerebral event or brain attack. NMT is a leader in designing and developing implants to seal the PFO defect in a minimally invasive, catheter-based procedure performed by the interventional cardiologist.

Stroke is the third leading cause of death in the United States and the leading cause of disability in adults. Each year 750,000 Americans suffer a new or recurrent stroke and 500,000 Americans experience a TIA. The prevalence of migraines in the United States is about 10%. Of the 28 million migraine sufferers in America, three out of four are women. Migraines have increased 50% in the last 20 years.

The Company also serves the pediatric interventional cardiologist with a broad range of cardiac septal repair implants delivered with nonsurgical catheter techniques. For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements – including statements regarding the timing, cost, rate and amount of patient enrollment and outcome of the Company’s MIST and CLOSURE I trials, the Company’s financial, sales and profitability expectations, expansion of the Company’s cardiovascular business and market opportunities, including migraines and any other new applications for our technology or products, regulatory approvals for the Company’s products, and maintenance of the Company’s cash position – involve known and unknown risks, uncertainties or other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that may cause such a difference include, but are not limited to, the Company’s ability to develop and commercialize new products, a potential delay in the regulatory process with the U.S. Food and Drug Administration, as well as risk factors discussed under the heading “Certain Factors That May Affect Future Results” included in Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, as amended, Quarterly Report on Form 10-Q for the period ended June 30, 2004, and subsequent filings with the U.S. Securities and Exchange Commission.

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NMT Medical, Inc. and Subsidiaries

Consolidated Balance Sheets

(unaudited)

	At September 30, 2004	At December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$13,256,039	$28,724,767
Marketable securities	22,207,610	8,000,000
Accounts receivable, net	1,876,238	2,546,846
Inventories	2,464,508	1,931,941
Prepaid expenses and other current assets	2,817,441	2,078,531

Total current assets	42,621,836	43,282,085

Property and equipment, net	849,901	781,808

Other assets	36,587	58,557

	$43,508,324	$44,122,450

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,807,447	$1,275,781
Accrued expenses	3,354,922	4,110,525
Discontinued operations liabilities	500,000	500,000

Total current liabilities	5,662,369	5,886,306

Stockholders’ equity:
Preferred stock, $.001 par value
Authorized — 3,000,000 shares
Issued and outstanding — none	—	—
Common stock, $.001 par value
Authorized — 30,000,000 shares
Issued — 12,140,808 and 11,914,787 shares in 2004 and 2003, respectively	12,141	11,915
Additional paid-in capital	45,891,897	45,395,546
Less: Treasury stock - 40,000 shares at cost	(119,600)	(119,600)
Unrealized loss on marketable securities	(120,634)	—
Accumulated deficit	(7,817,849)	(7,051,717)

Total stockholders’ equity	37,845,955	38,236,144

	$43,508,324	$44,122,450

NMT Medical, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenues:
Product sales	$3,947,196	$5,367,868	$13,484,183	$15,558,413
Net royalty income	1,078,325	499,332	2,957,014	745,064

	5,025,521	5,867,200	16,441,197	16,303,477

Costs and Expenses:
Cost of product sales	1,030,586	1,235,345	3,428,154	3,603,289
Research and development	2,043,265	2,031,244	6,134,648	4,999,028
General and administrative	1,183,163	1,285,790	3,697,210	4,214,219
Selling and marketing	1,318,082	1,375,305	4,328,619	4,252,872
Settlement of litigation	—	1,245,357	—	1,245,357

Total costs and expenses	5,575,096	7,173,041	17,588,631	18,314,765

Loss from operations	(549,575)	(1,305,841)	(1,147,434)	(2,011,288)

Other income, net	139,631	82,185	381,302	472,680

Net loss	$(409,944)	$(1,223,656)	$(766,132)	$(1,538,608)

Net loss per common share:
Basic and Diluted	$(0.03)	$(0.10)	$(0.06)	$(0.13)

Weighted average common shares outstanding:
Basic and Diluted	12,070,800	11,812,436	12,002,783	11,789,392